Exhibit 99.1

Aquinox Pharmaceuticals Announces First Quarter 2014 Financial Results

Vancouver, British Columbia – May 13, 2014 – Aquinox Pharmaceuticals, Inc. (“Aquinox”, NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics for inflammatory disease and cancer, today provided a corporate update and reported financial results for the first quarter ending March 31, 2014.

“The first quarter marked an important milestone in Aquinox’s history, with the successful completion of our initial public offering,” said Mr. David Main, President and CEO of Aquinox. “The proceeds allow us to advance the clinical development program for AQX-1125 in chronic obstructive pulmonary disease (COPD) exacerbations and bladder pain syndrome/interstitial cystitis (BPS/IC). Over the next 12 months, we expect to report top line data from our randomized, placebo-controlled Phase 2 studies in both of these indications.”

Business Highlights

•	Enrollment of COPD Patients in Phase 2 FLAGSHIP Trial of AQX-1125. Aquinox continues to enroll the Phase 2 FLAGSHIP trial being conducted across Northern and Central Europe. The multinational trial is evaluating the safety and efficacy of AQX-1125 in approximately 350-400 unstable moderate to severe COPD patients with a history of frequent exacerbations. Top line results are currently expected in the first quarter of 2015.

•	Enrollment of BPS/IC Patients in Phase 2 LEADERSHIP Trial of AQX-1125. Aquinox continues to enroll the Phase 2 LEADERSHIP trial evaluating the safety and efficacy AQX-1125 in approximately 70 patients with BPS/IC. The trial was initiated in July 2013 and is being conducted at community and academic sites across Canada. Top line results are currently expected in the fourth quarter of 2014.

•	Initial Public Offering of Common Stock. In March 2014, Aquinox completed its initial public offering of common stock, raising net proceeds of $47.3 million, after deducting underwriting discounts, commissions and expenses. On March 7, 2014, the company began trading on NASDAQ under the ticker AQXP.

Summary of Financial Results

•	Cash Position. Cash and cash equivalents and short-term investments totaled $55.6 million on March 31, 2014, compared to $13.8 million on December 31, 2013. This increase was primarily driven by the proceeds from Aquinox’s initial public offering.

•	R&D Expenses. Research and development expenses for the first quarter of 2014 increased to $1.9 million from $0.6 million in the first quarter of 2013. This increase was primarily due to the advancement of AQX-1125 into two Phase 2 clinical trials for the treatment of exacerbations related to COPD and BPS/IC.

•	G&A Expenses. General and administrative expenses for the first quarter of 2014 increased to $0.7 million from $0.4 million in the first quarter 2013. This increase was primarily due to costs related to becoming a public company.

•	Net Loss. Net loss for the first quarter of 2014 was $4.2 million compared to a net loss of $1.0 million for the first quarter of 2013. The increase in net loss was primarily due to the advancement of AQX-1125 into two Phase 2 clinical trials and public company-related expenses.

Going forward, Aquinox intends to host biannual conference calls and webcasts in conjunction with the reporting of financial results. These calls will correspond with the reporting of second quarter and year-end financial results.

About Aquinox Pharmaceuticals

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing novel, small molecule therapeutics targeting SH2-containing inositol-5’-phosphatase 1 (“SHIP1”) for the treatment of inflammatory disease and cancer. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions, including those relating to future events or our future financial performance and financial guidance. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of terms like these or other comparable terminology, and other words or terms of similar meaning in connection with any discussion of future operating or financial performance. These statements are only predictions. All forward-looking statements included in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Any or all of our forward-looking statements in this document may turn out to be wrong. Actual events or results may differ materially. Our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and other factors. In evaluating these statements, you should specifically consider various factors, including the risks outlined under the caption “Risk Factors” set forth in our final prospectus for our initial public offering, which was filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2014, and is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-Q for the quarter ended March 31, 2014, which we expect to file with the SEC in the near future and other reports and filings we will make with the SEC from time to time. We caution investors that our business and financial performance are subject to substantial risks and uncertainties.

CONTACT:

Brendan Payne,

Senior Manager, Investor Relations

604-629-9223

bpayne@aqxpharma.com

Bianca Nery

MacDougall Biomedical Communications

650-339-7533

aquinox@macbiocom.com

AQUINOX PHARMACEUTICALS, INC.

(a development stage company)

Condensed consolidated and combined balance sheets

(Unaudited) (Expressed in U.S. dollars)

	MARCH 31, 2014	DECEMBER 31, 2013
Assets
Cash and investments	$55,632,427	$13,856,992
Other current assets	614,338	1,469,359
Other assets	202,723	352,755

Total assets	$56,449,488	$15,649,106

Liabilities
Current liabilities	$1,237,602	$2,620,105
Non-current liabilities	114,644	4,863,987

Total liabilities	$1,352,246	$7,484,092

Redeemable convertible preferred stock	—	73,858,722

Stockholders’ equity	55,097,242	(65,693,708)

Total liabilities and stockholders’ equity	$56,449,488	$15,649,106

AQUINOX PHARMACEUTICALS, INC.

(a development stage company)

Condensed consolidated and combined statements of operations and comprehensive loss

(Unaudited) (Expressed in U.S. dollars)

	THREE MONTHS ENDED MARCH 31, 2014	THREE MONTHS ENDED MARCH 31, 2013	DECEMBER 26, 2003 (INCEPTION) TO MARCH 31, 2014
Operating expenses
Research and development	$1,879,514	$572,967	$43,789,126
General and administrative	734,824	423,865	10,241,412

Total operating expenses	2,614,338	996,832	54,030,538

Other income (expenses)
Bank charges and financing costs	(453,808)	(1,834)	(590,023)
Interest income	2,835	1,446	365,881
Sale of equipment	—	29,396	134,553
Change in fair value of derivative liabilities	913,929	—	2,102,193
Amortization and extinguishment of remaining discount on preferred shares upon conversion of preferred shares	(1,884,233)	(25,438)	(2,395,575)
Foreign exchange loss	(192,063)	(17,005)	(239,484)

	(1,613,340)	(13,435)	(622,455)

Net loss before income taxes	(4,227,678)	(1,010,267)	(54,652,993)
Income tax recovery	—	—	3,150,406

Net loss and comprehensive loss incurred in the development stage	$(4,227,678)	$(1,010,267)	$(51,502,587)